                                                                   EXHIBIT 12.01


                       SALOMON SMITH BARNEY HOLDINGS INC.
                                AND SUBSIDIARIES

                 SUPPLEMENTAL COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                                   (Unaudited)


                                                                                Years Ended December 31,
                                                                      -------------------------------------------
Dollars in millions

                                                                        1996     1995     1994     1993     1992
                                                                      -------------------------------------------
Earnings from continuing operations:
 Income (loss) from continuing operations before income taxes
  and cumulative effect of change in accounting principles             $ 3,064  $ 1,820   $ (173)  $2,047   $1,369

Add fixed charges (see below)                                            8,265    8,890    7,204    6,477    5,222

Other adjustments                                                            1        0        0       22       20
                                                                       -------  -------   ------   ------   ------
Earnings as defined                                                    $11,330  $10,710   $7,031   $8,546   $6,611
                                                                       =======  =======   ======   ======   ======

Fixed charges from continuing operations:
  Interest expense                                                     $ 8,175  $ 8,797   $7,112   $6,391   $5,151

  Other adjustments                                                         90       93       92       86       71

Fixed charges from continuing
  operations as defined                                                $ 8,265  $ 8,890   $7,204   $6,477   $5,222
                                                                       =======  =======   ======   ======   ======
Ratio of earnings to
  fixed charges                                                           1.37     1.20     0.98*    1.32     1.27
                                                                       =======  =======   ======   ======   ======

NOTE:
The ratio of earnings to fixed charges from continuing operations is calculated by dividing fixed charges into the sum of income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principles and fixed charges. Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.

* For the year ended December 31, 1994, earnings as defined were inadequate to cover fixed charges. The amount by which fixed charges exceeded earnings as defined for the year was $173 million.